Exhibit 10.1
Quiksilver, Inc.
Incentive Compensation Plan

I.	INTRODUCTION

This plan represents an opportunity for cash bonus compensation for Quiksilver, Inc.’s (the “Company”) executive officers.

II.	MEASUREMENT CRITERIA

Incentive targets are expressed as a percentage of each participant’s annual base salary as determined by the Compensation Committee.

Financial performance is measured based on achievement of one or more Company or individual targets, and may include without limitation targets relating to a participant’s area of direct responsibility and/or such participant’s next highest level of responsibility, all as determined by the Compensation Committee in its discretion. For example, certain executive officers may be incentivized principally on the basis of consolidated financial results, while others may be incentivized to achieve some combination of regional and consolidated financial results.

For the avoidance of doubt, the Compensation Committee shall have discretion to reduce or eliminate any participant’s right to a bonus payment hereunder at any time, and for any reason.

The plan period will correspond to the fiscal year of the Company or such other period(s) as determined by the Compensation Committee.

III.	TIMING OF PAYMENT

Payments will be calculated on an annual basis or such other times as determined in the discretion of the Compensation Committee. Every effort will be made to issue payment within 60 days after the end of the plan period for which such payment is earned, provided, however, that in no event will payments be made later than March 15 of the year following the year in which the payment is earned. Except as provided in Section IV below, the participant must be employed on the payment date in order to receive his or her payment.

IV.	ELIGIBILITY
a.	Participation: The Compensation Committee shall determine, in its discretion, those executive officers who are eligible to participate in the plan.

b.	Service Requirements:
i.	In the event that a participant’s employment is terminated for any reason other than as provided in (ii) below or as otherwise provided in a participant’s employment agreement with the Company, prior to the applicable payment date, the participant will forfeit his or her rights to any payments under the plan.
ii.	If the participant retires, dies or terminates employment by reason of his or her permanent disability, unless otherwise determined by the Compensation Committee, the participant will be entitled to a payment based on actual performance in accordance with the terms of the plan and prorated based on the length of the participant’s service during the applicable plan period. Any such payments will be made as provided in Section III above.
V.	ADMINISTRATION APPROVALS

As described above, incentive compensation for participants for each plan period will be determined in the discretion of the Compensation Committee. The Compensation Committee shall have the authority to set performance targets and measurable personal objectives for all participants for each plan period and to make the ultimate determination as to whether a participant will receive cash compensation under the plan.

VI.	LIMITATIONS AND RESTRICTIONS

In accepting payment under this plan, the participant acknowledges that: (a) this plan, and the right to any payment hereunder, may be terminated, amended or modified at any time by the Compensation Committee without prior notice to participants; (b) the grant of a payment is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future payments, if any, will be at the sole discretion of the Compensation Committee; (d) in consideration of the grant of payment under this plan, no claim or entitlement to compensation or damages shall arise from the loss of payment resulting from termination of the participant’s active employment and the participant irrevocably releases the Company from any such claim that may arise; and (e) payment under this plan does not constitute an express or implied promise of continued engagement as an employee and shall not interfere with the participant’s right or the Company’s right to terminate the participant’s employment at any time for any or no reason.

VII.	RESPONSIBILITY FOR TAXES

Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding related to the payment under this plan (“Tax-Related Items”), the participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the participant’s responsibility and the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the payment under this plan to reduce or eliminate the participant’s liability for Tax-Related Items. The participant authorizes the Company to withhold all applicable Tax-Related Items legally payable by the participant from his or her wages or other cash compensation paid to the participant.